EXHIBIT 21

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

LISTING OF SUBSIDIARIES

Subsidiaries of the Company and the jurisdiction in which each company was incorporated are listed below. Unless otherwise indicated parenthetically, 100% of the voting securities of each subsidiary are owned by the Company. All companies indicated with an asterisk (*) are subsidiaries of AMVAC. All of the following subsidiaries are included in the Company’s consolidated financial statements:

AMVAC Chemical Corporation	California
GemChem, Inc.	California
2110 Davie Corporation (formerly ABSCO Distributing)	California
AMVAC Chemical UK Ltd.*	England
AMVAC Switzerland GmbH*	Switzerland
AMVAC do Brasil Representácoes Ltda*	Brazil
Agroservicios Amvac, SA de CV*	Mexico
Quimica Amvac de Mexico SA de CV*	Mexico
AMVAC de Costa Rica Srl	Costa Rica
Environmental Mediation, Inc.	California
Manufacturers Mirror & Glass Co., Inc.	California
Todagco (80%)*	California
American Vanguard Corporation of Imperial Valley (90%)*	California
AMVAC Ag-Chem*	California
AVD International LLC*	Delaware
AMVAC CV*	Netherlands
AMVAC Netherlands BV*	Netherlands
Envance Technologies, LLC* (60%)	Delaware